UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 2, 2020 (November 30, 2020)

Sunnova Energy International Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38995	30-1192746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 East Greenway Plaza, Suite 540 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 985-9904

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NOVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 30, 2020, Sunnova Energy International Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, QSIP LP (the “Selling Stockholder”) and Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule 1 thereto (the “Underwriters”), providing for (i) the issuance and sale by the Company of 3,500,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), plus up to an additional 525,000 shares upon exercise of the Underwriters’ overallotment option (the “Primary Offering”) and (ii) the offer and sale by the Selling Stockholder of 3,500,000 outstanding shares of Common Stock held by the Selling Stockholder, plus up to an additional 525,000 shares upon exercise of the Underwriters’ overallotment option (the “Secondary Offering” and, together with the Primary Offering, the “Offering”), at a price to the public of $37.00 per share. The Underwriters exercised the overallotment options in full on December 1, 2020.

The Offering is expected to settle and close on December 3, 2020, subject to the satisfaction of customary closing conditions.

The Company estimates that the net proceeds from the sale of shares of the Common Stock in the Primary Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $142.6 million. The Company intends to use the net proceeds from the Primary Offering to acquire solar equipment, for the repayment of indebtedness, including to redeem approximately $39.0 million aggregate principal amount of the Company’s 9.75% convertible senior notes due 2025, excluding accrued and unpaid interest, and for working capital purposes. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholder in the Offering.

The material terms of the Offering are described in the prospectus supplement, dated November 30, 2020 (the “Prospectus Supplement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on December 2, 2020 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-3ASR (File No. 333-240286).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company and the Selling Stockholder each have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

As more fully described in the Prospectus Supplement, certain of the Underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Statements in this Current Report on Form 8-K, including but not limited to those relating to the closing of the Offering, use of proceeds and sales by the Underwriters and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include satisfaction of closing conditions to the Underwriting Agreement, actions by the Underwriters, market conditions, risks regarding financing, capital needs and other risks described in the prospectus relating to the Offering and the Company’s Form 10-K for the year ended December 31, 2019 and its other filings with the Commission.

Item 8.01	Other Events.

On November 30, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

1.1	Underwriting Agreement, dated as of November 30, 2020, by and among Sunnova Energy International Inc., Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC as representatives of the several underwriters listed in Schedule 1 thereto, and the Selling Stockholder.

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

99.1	Press Release, dated November 30, 2020.

104	Cover Page Interactive Data File (embedded within the inline XBRL Document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNNOVA ENERGY INTERNATIONAL INC.

By:	/s/ Walter A. Baker
Walter A. Baker
Executive Vice President, General Counsel and Secretary

Date: December 2, 2020